EXHIBIT 23.1



            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT




The Board of Directors
Nelnet, Inc.

        We consent to the incorporation by reference in the Registration Statement No. 333-112374, on Form S-8 of Nelnet, Inc. of our reports dated February 28, 2005, with respect to the consolidated balance sheets of Nelnet, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and with respect to the effectiveness of internal control over financial reporting as of December 31, 2004, included herein.


/s/ KPMG LLP
Lincoln, Nebraska
March 16, 2005